WEBCAST ADVISORY
The Westaim Corporation
Webcast of Conference Call to Discuss
2005 Fourth Quarter and Year-End Results
Wednesday February 15, 2006
4:30 p.m. EST
www.westaim.com
The Westaim Corporation will hold a webcast at 4:30 p.m. EST on Wednesday February 15, 2006 regarding the company’s 2005 fourth quarter and year-end results.
In addition to standard disclosure over wire services, a news release and financial statements will be posted on the Westaim web site. To listen to the call live on the Internet, please go to www.westaim.com.
Barry Heck, President & Chief Executive Officer, Tony Johnston, Senior Vice President and Drew Fitch, Senior Vice President & Chief Financial Officer will participate on the call.
An audio file of the call will be archived and posted on the Westaim web site.
The Westaim Corporation’s technology investments include: NUCRYST Pharmaceuticals (NASDAQ: NCST; TSX: NCS), which researches, develops and commercializes medical devices and pharmaceutical products that fight infection and inflammation based on its nanocrystalline silver technology; and iFire Technology, which has developed a revolutionary low-cost flat panel display. Westaim’s common shares are listed on NASDAQ under the symbol WEDX and on The Toronto Stock Exchange under the trading symbol WED.

For more information, please contact:
Gillian McArdle
(416) 504-8464
info@westaim.com